Exhibit 10.15

CASA	Casa Systems, Inc.
100 Old River Road, Unit 100
Andover, MA 01810
Telephone (978) 688-6706
Fax (978) 688-6584
Web http://www.casa-systems.com

May 25, 2011

Gary D. Hall

[            ]

Dear Gary:

On behalf of Casa Systems, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

1.     You will be employed to serve on a full-time basis as the Chief Financial Officer (CFO), effective June 27th, 2011. As the CFO of the Company, you will report to the Chief Executive Officer of the Company and be responsible for finance, accounting, treasury, tax plus such other duties as may from time to time be assigned to you by the Company.

2.     Your total compensation will include base salary, bonus and stock options. Your starting base salary rate will be US$17,500 dollars per month, which annualized is equivalent to US$210,000 dollars, subject to taxes and other withholdings as required by law. Such salary and bonus may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. Your target annual bonus (prorated if less than twelve-month period) will be $60,000 based on the Company and you achieving goals set by the Board of Directors.

3.     Subject to the approval of the Board of Directors of the Company, the Company may grant to you an incentive stock option (the “Option”) under the Company’s 2003 Stock Incentive Plan (the “Plan”) fur the purchase of an aggregate of 60,000 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

4.     You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefits made available by the Company, and the rules, terms and conditions for participation in such programs, may be changed by the Company at any time without advance notice.

5.     You will be eligible for a maximum of fifteen (15) days of vacation per calendar year subject to proration to your date of hire and to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year.

6.     Following a Sale of the Company, should you be discharged by the Company or the acquiring company without Cause or if you terminate your employment with the Company for Good Reason within six (6) months of the Sale of the Company, then, subject to the Company’s receipt of an effective general release in a form and scope acceptable to the Company within 30 days after your termination, you will be provided with the following severance package:

•	12 months base salary (total US$210,000) and 12 months medical and dental insurance coverage.

•	One-year acceleration of your stock option grant specified in this offer.

“Cause” shall mean willful misconduct by the employee or willful failure by the employee to perform his or her responsibilities to the Company (including, without limitation, breach by the employee of any provision of any employment, consulting, advisory, nondisclosure, non on or other similar agreement between the employee and the Company), as determined by the Company, which determination shall be conclusive. The employee shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the employee’s resignation, that termination for Cause was warranted.

“Good Reason” shall mean that you have complied with the Good Reason Process following the occurrence of any of the following events:

1.     The demotion of your title or a material reduction in your responsibility or authority for the operations of the Company, which includes not serving as the Chief Financial Officer of the acquiring or surviving entity, without your written consent,

2.     A material reduction in your then current base salary without your written consent, or

3.     The relocation of your office more than 30 miles from your then current office location without your written consent.

“Good Reason Process” means that (i) you have reasonably determined in good faith that a Good Reason condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of 30 days following such notice (the ‘Cure Period’), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed out to have occurred.”

“Sale” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

7.     You will be required to execute an Assignment, Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as a condition of employment

8.     You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

9.     In accordance with federal law, you will be required to provide the Company with documentation of your identity and eligibility to work in the United States. You agree to provide to the Company, within three days following your hire date, such documentation, as required by the Immigration Reform and Control Act of 1986. This documentation can be a U.S. Passport or a valid driver’s license and a U.S. birth certificate or U.S. Social Security card. Please refer to the I-9 Form enclosed for all other types of acceptable documentation. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10.     This offer is contingent upon a satisfactory background check. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of “employment at will”, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the initial terms of your employment with the Company as set forth in this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me or, by June 18th, 2011. If you do not accept this offer by June 18th, 2011, this offer will be revoked.

Very Truly Yours

By:	/s/ Jerry Guo
Name:	Jerry Guo
Title:	President and CEO

The foregoing correctly sets forth the initial terms of my at-will employment by Casa Systems Inc.

/s/ Gary D. Hall		Date:	6/16/11
Name:	Gary D. Hall

Enclosures: Assignment, Invention and Non-Disclosure Agreement

Non-competition and Non-Solicitation Agreement

I-9 Form